                                                                      EXHIBIT 11

                   COMPUTATIONS OF EARNINGS PER COMMON SHARE

                                                        PRO FORMA
                                                 ------------------------
                                                   THREE          SIX          THREE          SIX
                                                   MONTHS        MONTHS        MONTHS        MONTHS
                                                   ENDED         ENDED         ENDED         ENDED
                                                  6/30/96       6/30/96       6/30/97       6/30/97
                                                 ----------    ----------    ----------    ----------
Weighted average common shares outstanding:
Average shares outstanding during the period
  (1).........................................   11,364,394    11,364,394    11,364,394    11,364,394
Options issued in place of Phantom Membership
  Plan........................................    1,007,362     1,007,362       993,543       993,543
Cheap stock options (2).......................      366,188       366,188       299,826       299,826
Common shares issuable to MCI in conversion
  (3).........................................    2,841,099     2,841,099     2,841,099     2,841,099
Common shares issued in the offering..........           --            --     3,162,500     3,162,500
Effect of options exercised during the
  period......................................           --            --        18,294         8,949
Issuances under Employee stock Purchase
  Plan........................................           --            --        30,000        30,000
                                                 ----------    ----------    ----------    ----------
Total weighted average common shares..........   15,579,043    15,579,043    18,709,656    18,700,311
                                                  =========     =========     =========     =========
Pro forma net income/net income applicable to
  common shares:
Pro forma net income/net income...............        $ 962        $2,874        $1,129        $1,519
Increase in earnings, net of taxes, resulting
  from the MCI Conversion (3).................          204           408           510         1,020
                                                     ------        ------        ------        ------
Net income applicable to common shares........       $1,166        $3,282        $1,639        $2,539
                                                     ======        ======        ======        ======
Earnings per Common Share.....................        $0.07         $0.21         $0.09         $0.14
                                                      =====         =====         =====         =====

---------------
(1) After considering the Merger in conjunction with the Company's initial public offering.

(2) Pursuant to Staff Accounting Bulletin Topic 4:D, stock options granted and stock issued within one year of the initial public offering have been included in the calculation of weighted average common shares outstanding using the treasury stock method based on an assumed initial public offering price of $16.00 and have been treated as outstanding for all reported periods.

(3) Assumes such transactions occurred on January 1, 1996.

                                       19